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                                                                    EXHIBIT 99.1

                                                            [DrugMax Letterhead]


Company Media/IR Contact:
DrugMax.com
Eli Johnson
727.533.0431
ejohnson@DrugMax.com

                      DrugMax.com, Inc. Announces Record
                        First Quarter Financial Results

LARGO, Fla. - August 7, 2001 -- DrugMax.com, Inc. (NASDAQ: DMAX) a full-line wholesale distributor of pharmaceuticals, over-the-counter products, health and beauty aids and nutritional supplements, today announced financial results for the first quarter ended June 30, 2001.

Revenues were $70.9 million for the first quarter ended June 30, 2001, a 146.2 percent increase compared to $28.8 million for the same quarter last year.

Earnings per diluted share were $.12 for the first quarter ended June 30, 2001 compared to a loss of $.24 per share for the same quarter last year. DrugMax.com has adopted the Financial Accounting Standards Board (FASB) Statement No. 142, "Goodwill and Other Intangible Assets", effective for the first quarter ended June 30, 2001. Beginning this quarter, DrugMax.com will no longer amortize goodwill associated with acquisitions. This had an effect of adding approximately $.06 per diluted share to the quarter ended June 30, 2001. In addition, DrugMax.com realized a portion of their deferred tax asset from fiscal year ended March 31, 2001, which added approximately $.07 per diluted share to the Company's first quarter results. Management believes it is more likely than not that the deferred tax assets will be utilized due to the generation of taxable income.

"We are extremely proud of our financial results and our growth in net revenues of our core business," Ron Patrick, Chief Financial Officer, said. "The results of increases in both net revenues and operating income continue to be ahead of management's projections. Operating income amounted to $627,000 for the quarter ended June 30, 2001, compared to an operating loss of $704,000 for the quarter ended June 30, 2000 after giving effect to the discontinued write off of goodwill."

"Maximizing the returns on investments for our stockholders continues to be one of our primary goals," Bill LaGamba, President and Chief Operating Officer, said. "Based on the Company's results and the growth of the pharmaceutical industry, we are very excited about our prospects for the future. Management is confident that if we continue to focus on providing quality products and services, developing mutually beneficial relationships with our expanding customer base and keeping operational expenses down, then we can continue to improve the long-term financial stability of DrugMax."

About DrugMax.com, Inc.
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DrugMax.com, Inc. (the "Company") is primarily a full-line, wholesale distributor of pharmaceuticals, over-the-counter products, health and beauty care products, and nutritional supplements. The Company expects that it will continue to derive a significant portion of its revenue from its traditional "brick and mortar" full-line wholesale distribution business. However, the Company is also one of the early entrants into the Internet business-to-business pharmaceutical market and one of the first business-to-business online trade exchanges for the same products. The Company utilizes its online capabilities to leverage its existing infrastructure, technology, relationships, marketing and management resources and, accordingly, believes that the combination of its traditional wholesale distribution business with both its online wholesale distribution business and its e-commerce trade exchange provides the "click and mortar" combination that allows it to aggressively market and distribute its products and services. The Company can be reached at www.drugmax.com, or 727-
                                                      ---------------
533-0431.

Safe Harbor Provisions

     Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its directors or its officers about the Company and the industry in which it operates, and are based on assumptions made by management. Forward-looking statements include without limitation statements regarding: (a) the Company's strategies regarding growth and business expansion, including future acquisitions; (b) the Company's financing plans; (c) trends affecting the Company's financial condition or results of operations; (d) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (e) the declaration and payment of dividends; (f) the Company's use of proceeds from the currently contemplated equity offering, and (g) the Company's ability to respond to changes in customer demand and regulations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements.

     Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) changes in the regulatory and general economic environment related to the health care industry; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost and expenses, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; (iv) changes in technology or customer requirements, which could render the Company's technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales and (vi) the Company's customers' willingness to accept its Internet platform. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Business" and "Risk Factors" in the Company's Form 10-KSB for the year ended March 31, 2001. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.